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                            SHARE PURCHASE AGREEMENT


     Provident Institutional Funds, a Delaware business trust (the "Trust") and Municipal Fund for Temporary Investment, a Pennsylvania common law trust (the "Company") hereby agree with each other as follows:

     1. The Trust hereby offers the Company and the Company hereby purchases one share (the "Share") each of the Trust's MuniFund and MuniCash portfolios for $1 per share. The Trust hereby acknowledges receipt from the Company of funds in the total amount of $2 in full payment for such Shares.

     2. The Company represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 10th day of February, 1999.


                                      PROVIDENT INSTITUTIONAL FUNDS

                                      /s/ Rodney D. Johnson
                                      ----------------------



                                      MUNICIPAL FUND FOR TEMPORARY
                                        INVESTMENT

                                      /s/ Thomas H. Nevin
                                      -------------------